Exhibit 99.1

Press Release

Triad Guaranty Inc. Announces New President and Chief Executive Officer

WINSTON-SALEM, N.C., October 22, 2008 -- Triad Guaranty Inc. (NASDAQ GS: TGIC) today announced that Kenneth W. Jones, Senior Vice President and Chief Financial Officer, has been appointed President and Chief Executive Officer of Triad and its subsidiaries, effective immediately. Mr. Jones assumes these positions from William T. Ratliff, III, Chairman of Triad’s Board of Directors, who had been serving as interim President and Chief Executive Officer since July 2008. Mr. Jones will retain his Chief Financial Officer responsibilities.

“My focus over the past three months has been to work with the Board and management to develop Triad’s strategy as it entered voluntary run-off,” commented Mr. Ratliff. “Selecting a chief executive to lead the organization is a critical next step and I am pleased to announce that Ken Jones will be assuming the role. Ken has been a key part of Triad’s management team for the past two and one-half years and his experience at Triad, coupled with almost thirty years of broad-based experience in the financial services industry, will serve him well in this new role.”

Mr. Jones said “I appreciate the confidence that Mr. Ratliff and the Board have placed in me and in Triad’s entire management team. Will has dedicated an extraordinary amount of time to Triad over the past year and his leadership helped to produce a comprehensive run-off plan that has the full support of management and the Board.” Mr. Jones continued, “While today’s difficult housing market and weakening overall economy create risks that are difficult to assess, we continue to believe that our plans, coupled with the skills of Triad’s experienced and dedicated staff, will produce a successful run-off of our existing in-force book of business.”

About Triad Guaranty Insurance Corporation

Triad Guaranty Inc.'s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer pursuing a voluntary run-off of its existing in-force book of business.  For more information, please visit the Company's web site at www.triadguaranty.com.

Certain of the statements contained in this release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include estimates and assumptions related to economic, competitive, regulatory, operational and legislative developments. These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond our control and they have been made based upon our current expectations and beliefs concerning future developments and their potential effect on us. Actual developments and their results could differ materially from those expected by us, depending on the outcome of a number of factors, including our ability to complete the run-off of our existing in-force book of business, the possibility of general economic and business conditions that are different than anticipated, legislative, regulatory, and other similar developments, changes in interest rates, the housing market, the mortgage industry and the stock market, as well as the factors described under "Risk Factors" and under "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995" in our Annual Report on Form 10-K for the year ended December 31, 2007 and in other reports and statements that we file with the Securities and Exchange Commission. Forward-looking statements are based upon our current expectations and beliefs concerning future events and we undertake no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

SOURCE:	Triad Guaranty Inc.

CONTACT:	Ken Jones, President and Chief Executive Officer, Triad Guaranty Inc.,

336.723.1282 ext. 1105 or kjones@tgic.com

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